Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 10, 2012 related to the divisional balance sheet of Retailmenot.com – A division of Stateless Systems Unit Trust as of November 24, 2010, and the related divisional statement of operations, stockholders’ equity, and cash flows for the period then ended, included in the Registration Statement ( Form S-1) and related Prospectus of RetailMeNot, Inc. for the registration of its shares of its common stock.

/s/ ShineWing Hall Chadwick

Melbourne, Australia

June 17, 2013